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                                  EXHIBIT 11.01

                       COMPUTATION OF NET INCOME PER SHARE
               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (In thousands, except per-share amounts)

                                                   Three Months            Nine Months
                                                      Ended                   Ended
                                               --------------------    --------------------
                                                Apr. 28,   Apr. 30,     Apr. 28,   Apr. 30,
                                                  1996       1995         1996       1995
                                               --------    --------    --------    --------
                                                               (Unaudited)
PRIMARY EARNINGS PER SHARE
Actual weighted average common shares
  outstanding for the period                    566,634     539,180     561,235     532,848

Weighted average shares assuming exercise of
  employee stock options using average
  market price                                   21,982      18,564      22,340      18,589
                                               --------    --------    --------    --------

Shares used in per-share calculations           588,616     557,744     583,575     551,437
                                               ========    ========    ========    ========

Net income applicable to primary income per
  share                                        $229,680    $125,030    $594,777    $277,285
                                               ========    ========    ========    ========

Net income per share                           $    .39    $    .22    $   1.02    $    .50
                                               ========    ========    ========    ========



FULLY DILUTED EARNINGS PER SHARE

Actual weighted average common shares
  outstanding for the period                    566,634     539,180     561,235     532,848

Weighted average shares assuming exercise of employee stock options using the greater of

  ending or average market price                 23,671      19,683      25,806      19,614
                                               --------    --------    --------    --------

Shares used in per-share calculations           590,305     558,863     587,041     552,462
                                               ========    ========    ========    ========

Net income applicable to fully diluted income
  per share                                    $229,680    $125,030    $594,777    $277,285
                                               ========    ========    ========    ========

Net income per share                           $    .39    $    .22    $   1.01    $    .50
                                               ========    ========    ========    ========


These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 34-9083

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